EXHIBIT 23.2

Consent of Independent Auditors

The Board of Directors
QVC, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Comcast Corporation of our report dated January 30, 1998, with respect to the consolidated balance sheets of QVC, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two year period ended December 31, 1997 and the eleven-month period ended December 31, 1995, which report is included as an exhibit to the Annual Report on Form 10-K of Comcast Corporation for the year ended December 31, 1997, incorporated by reference herein.


KPMG PEAT MARWICK LLP
Philadelphia, Pennsylvania
December  22, 1998